SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(New)

	WENDY'S INTERNATIONAL INC
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	950590109
	(CUSIP Number)

	December 31, 2007
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]	Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, NA.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					3,993,740
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							4,748,539
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	4,748,539
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	5.43%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					670,818
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							670,818
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
      670,818
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.77%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------




CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					352,001
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							426,167
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      426,167
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.49%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS JAPAN TRUST AND BANKING COMPANY LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					171,571
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							171,571
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      171,571
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.20%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------






CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS CANADA LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Canada
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					55,136
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							55,136
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      55,136
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.06%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------



CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS AUSTRALIA LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Australia
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------



CUSIP No.	950590109
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Investors (Deutschland) AG
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Germany
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							-
						------------------------------
						(7) Sole Dispositive Power
							-
						------------------------------
						(8) Shared Dispositive Power
							-
------------------------------------------------------------------------------
(9) Aggregate
      -
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	IA
------------------------------------------------------------------------------


ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, NA
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
         			San Francisco, CA  94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)



ITEM 1(A).	NAME OF ISSUER
      	WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 45 Fremont Street
        			 San Francisco, CA   94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 Murray House
         			1 Royal Mint Court
        			 LONDON, EC3N 4HH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			England
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS JAPAN TRUST AND BANKING COMPANY LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-0012 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS JAPAN LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-8402 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)



ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS CANADA LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Brookfield Place 161 Bay Street
       Suite 2500, PO Box 614
         			Toronto, Canada
			Ontario M5J 2S1
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Canada
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	BARCLAYS GLOBAL INVESTORS AUSTRALIA LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Level 43, Grosvenor Place, 225 George Street
			PO Box N43
         			Sydney, Australia NSW 1220

------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Australia
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


ITEM 1(A).	NAME OF ISSUER
		WENDY'S INTERNATIONAL INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
		4288 W Dublin Granville Rd PO Box 256
		Dublin, OH 43017
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
	Barclays Global Investors (Deutschland) AG
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Apianstrasse 6
         			D-85774
			Unterfohring, Germany
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Germany
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			950590109
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) //	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) /X/	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		6,072,231
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(b)  Percent of Class:
		6.95%
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(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		5,243,266
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		-
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		6,072,231
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		-
              ----------------------------------------------------------------
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the
	economic benefit of the beneficiaries of those accounts.  See also
	Items 2(a) above.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY
		Not applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP	Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable

ITEM 10.	CERTIFICATION

	(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						January 10, 2008
				      ---------------------------------------
						Date

				      ---------------------------------------
						Signature

						Jeff Medeiros
						Principal
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						Name/Title